SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

UiPath, Inc.

(Name of Issuer)

Class A common stock, par value $0.00001 per share

(Title of Class of Securities)

90364P105

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 19 Pages

Exhibit Index Contained on Page 19

CUSIP NO. 90364P105	13 G	Page 2 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund L.P. ("ALF")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,883,068 shares, all of which are directly owned by ALF. Accel Leaders Fund Associates L.L.C. ("ALFA"), the general partner of ALF, may be deemed to have sole power to vote these shares, and Richard P. Wong ("RPW"), a director of the issuer and a managing member of ALFA, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
6,883,068 shares, all of which are directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares, and RPW, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,883,068
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, filed with the Securities and Exchange Commission on December 5, 2022 (the “Form 10-Q”).

CUSIP NO. 90364P105	13 G	Page 3 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Associates L.L.C. ("ALFA")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,883,068 shares, all of which are directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares, and RPW, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
6,883,068 shares, all of which are directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares, and RPW, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,883,068
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 4 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 328,862 shares, all of which are directly owned by ALFI16. RPW, a director of the issuer and a managing member of ALFI16, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
WITH	7	SOLE DISPOSITIVE POWER
328,862 shares, all of which are directly owned by ALFI16. RPW, a director of the issuer and a managing member of ALFI16, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	328,862
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 5 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV L.P. (“AGF4”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
13,048,188 shares, all of which are directly owned by AGF4. Accel Growth Fund IV Associates L.L.C. ("AGF4A"), the general partner of AGF4, may be deemed to have sole power to vote these shares, and RPW, a director of the issuer and a managing member of AGF4A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
13,048,188 shares, all of which are directly owned by AGF4. AGF4A, the general partner of AGF4, may be deemed to have sole power to dispose of these shares, and RPW, a director of the issuer and a managing member of AGF4A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	13,048,188
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.8%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 6 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV Strategic Partners L.P. (“AGF4SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
74,245 shares, all of which are directly owned by AGF4SP. AGF4A, the general partner of AGF4SP, may be deemed to have sole power to vote these shares, and RPW, a director of the issuer and a managing member of AGF4A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
74,245 shares, all of which are directly owned by AGF4SP. AGF4A, the general partner of AGF4SP, may be deemed to have sole power to dispose of these shares, and RPW, a director of the issuer and a managing member of AGF4A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	74,245
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 7 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV Associates L.L.C. ("AGF4A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
13,122,433 shares, of which 13,048,188 are directly owned by AGF4, and 74,245 are directly owned by AGF4SP. AGF4A, the general partner of AGF4 and AGF4SP, may be deemed to have sole power to vote these shares, and RPW, a director of the issuer and a managing member of AGF4A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
13,122,433 shares, of which 13,048,188 are directly owned by AGF4, and 74,245 are directly owned by AGF4SP. AGF4A, the general partner of AGF4 and AGF4SP, may be deemed to have sole power to dispose of these shares, and RPW, a director of the issuer and a managing member of AGF4A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	13,122,433
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.8%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 8 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2016 L.L.C. (“AGFI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 624,114 shares, all of which are directly owned by AGFI16. RPW, a director of the issuer and a managing member of AGFI16, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
WITH	7	SOLE DISPOSITIVE POWER
624,114 shares, all of which are directly owned by AGFI16. RPW, a director of the issuer and a managing member of AGFI16, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	624,114
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 9 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel London V L.P. (“AL5”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
34,999,995 shares, all of which are directly owned by AL5. Accel London V Associates L.P. (“AL5A LP”), the general partner of AL5, may be deemed to have sole power to vote these shares, and Accel London V Associates L.L.C. (“AL5A”), the general partner of AL5A LP, may be deemed to have sole power to vote these shares. Philippe Botteri (“PB”), a director of the issuer and a managing member of AL5A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
34,999,995 shares, all of which are directly owned by AL5. AL5A LP, the general partner of AL5, may be deemed to have sole power to dispose of these shares, and AL5A, the general partner of AL5A LP, may be deemed to have sole power to dispose of these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	34,999,995
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.4%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 10 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel London V Strategic Partners L.P. (“AL5SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
533,128 shares, all of which are directly owned by AL5SP. AL5A LP, the general partner of AL5SP, may be deemed to have sole power to vote these shares, and AL5A, the general partner of AL5A LP, may be deemed to have sole power to vote these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
533,128 shares, all of which are directly owned by AL5SP. AL5A LP, the general partner of AL5SP, may be deemed to have sole power to dispose of these shares, and AL5A, the general partner of AL5A LP, may be deemed to have sole power to dispose of these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	533,128
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 11 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel London V Associates L.P. (“AL5A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
35,533,123 shares, of which 34,999,995 are directly owned by AL5, and 533,128 are directly owned by AL5SP. AL5A LP, the general partner of AL5 and AL5SP, may be deemed to have sole power to vote these shares, and AL5A, the general partner of AL5A LP, may be deemed to have sole power to vote these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
35,533,123 shares, of which 34,999,995 are directly owned by AL5, and 533,128 are directly owned by AL5SP. AL5A LP, the general partner of AL5 and AL5SP, may be deemed to have sole power to dispose of these shares, and AL5A, the general partner of AL5A LP, may be deemed to have sole power to dispose of these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	35,533,123
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.6%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 12 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel London Investors 2016 L.P. (“ALI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,381,687 shares, all of which are directly owned by ALI16. AL5A, the general partner of ALI16, may be deemed to have sole power to vote these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,381,687 shares, all of which are directly owned by ALI16. AL5A, the general partner of ALI16, may be deemed to have sole power to dispose of these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,381,687
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.7%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 13 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel London V Associates L.L.C. (“AL5A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
38,914,810 shares, of which 34,999,995 are directly owned by AL5, 533,128 are directly owned by AL5SP, and 3,381,687 are directly owned by ALI16. AL5A LP, the general partner of AL5 and AL5SP, may be deemed to have sole power to vote these shares, and AL5A, the general partner of AL5A LP and ALI16 may be deemed to have sole power to vote these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
38,914,810 shares, of which 34,999,995 are directly owned by AL5, 533,128 are directly owned by AL5SP, and 3,381,687 are directly owned by ALI16. AL5A LP, the general partner of AL5 and AL5SP, may be deemed to have sole power to dispose of these shares, and AL5A, the general partner of AL5A LP and ALI16 may be deemed to have sole power to dispose of these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	38,914,810
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.3%(1)
12	TYPE OF REPORTING PERSON	OO

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 14 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard P. Wong ("RPW")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER
20,958,477 shares, of which 6,883,068 are directly owned by ALF, 328,862 are directly owned by ALFI16, 13,048,188 are directly owned by AGF4, 74,245 are directly owned by AGF4SP, and 624,114 are directly owned by AGFI16. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares. AGF4A, the general partner of AGF4 and AGF4SP, may be deemed to have sole power to vote these shares. RPW, a director of the issuer and a managing member of ALFA, ALFI16, AGF4A, and AGFI16, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER
20,958,477 shares, of which 6,883,068 are directly owned by ALF, 328,862 are directly owned by ALFI16, 13,048,188 are directly owned by AGF4, 74,245 are directly owned by AGF4SP, and 624,114 are directly owned by AGFI16. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares. AGF4A, the general partner of AGF4 and AGF4SP, may be deemed to have sole power to dispose of these shares. RPW, a director of the issuer and a managing member of ALFA, ALFI16, AGF4A, and AGFI16, may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	20,958,477
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.5%(1)
12	TYPE OF REPORTING PERSON	IN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 15 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Philippe Botteri ("PB")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER
38,914,810 shares, of which 34,999,995 are directly owned by AL5, 533,128 are directly owned by AL5SP, and 3,381,687 are directly owned by ALI16. AL5A LP, the general partner of AL5 and AL5SP, may be deemed to have sole power to vote these shares. AL5A, the general partner of AL5A LP and ALI16, may be deemed to have sole power to vote these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER
38,914,810 shares, of which 34,999,995 are directly owned by AL5, 533,128 are directly owned by AL5SP, and 3,381,687 are directly owned by ALI16. AL5A LP, the general partner of AL5 and AL5SP, may be deemed to have sole power to dispose of these shares. AL5A, the general partner of AL5A LP and ALI16, may be deemed to have sole power to dispose of these shares. PB, a director of the issuer and a managing member of AL5A, may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	38,914,810
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.3%(1)
12	TYPE OF REPORTING PERSON	IN

(1) Based on 470,382,453 shares of Class A Common Stock outstanding as of December 1, 2022, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2022.

CUSIP NO. 90364P105	13 G	Page 16 of 19

This Amendment No. 1 (“Amendment No. 1”) amends the Schedule 13G initially filed with the United States Securities and Exchange Commission on February 14, 2022 (the “Original Schedule 13G”) by the Reporting Persons. The “Reporting Persons” are collectively, Accel Leaders Fund L.P. ("ALF"), Accel Leaders Fund Associates L.L.C. ("ALFA"), Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”), Accel Growth Fund IV L.P. (“AGF4”), Accel Growth Fund IV Strategic Partners L.P. (“AGF4SP”), Accel Growth Fund IV Associates L.L.C. ("AGF4A"), Accel Growth Fund Investors 2016 L.L.C. (“AGFI16”), Accel London V L.P. (“AL5”), Accel London V Strategic Partners L.P. (“AL5SP”), Accel London V Associates L.P. ("AL5A LP"), Accel London Investors 2016 L.P. (“ALI16”), Accel London V Associates L.L.C. ("AL5A"), Richard P. Wong ("RPW"), and Philippe Botteri ("PB"). Only those items that are hereby reported are amended; all other items reported in the Original Schedule 13G remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Capitalized terms not defined in this Amendment No. 1 have the meanings ascribed to them in the Original Schedule 13G.

ITEM 4.	OWNERSHIP Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
	(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.
	(c)	Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote:
See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:
See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

CUSIP NO. 90364P105	13 G	Page 17 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023

Entities:

Accel Leaders Fund L.P.*

Accel Leaders Fund Associates L.L.C*

Accel Leaders Fund Investors 2016 L.L.C.*

Accel Growth Fund IV L.P.*

Accel Growth Fund IV Strategic Partners L.P.*

Accel Growth Fund IV Associates L.L.C.*

Accel Growth Fund Investors 2016 L.L.C.*

Accel London V L.P.*

Accel London V Strategic Partners L.P.*

Accel London V Associates L.P.*

Accel London V Associates L.L.C.*

Accel London Investors 2016 L.P.*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for the above-listed entities

Individuals:

Richard P. Wong*

Philippe Botteri*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for the above-listed individuals

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 90364P105	13 G	Page 18 of 19

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	19

CUSIP NO. 90364P105	13 G	Page 19 of 19

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of UiPath, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.